Exhibit 23(a)–Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 2-84202, 333-04367, 333-42506, 333-04365, 333-122282, 33-04369, 333-122283) pertaining to various employee stock incentive plans of Herman Miller, Inc. and subsidiaries of our reports dated July 18, 2008, with respect to the consolidated financial statements and schedule of Herman Miller, Inc. subsidiaries and the effectiveness of internal control over financial reporting of Herman Miller, Inc. and subsidiaries, included in this Annual Report (Form 10-K) for the fiscal year ended May 31, 2008.

/s/ Ernst & Young LLP

Grand Rapids, Michigan
July 25, 2008